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                                                                   EXHIBIT 10(s)


                   [LETTERHEAD OF CLINICOR(R) APPEARS HERE]


August 21, 1996


Zola P. Horovitz, Ph.D.
15 East Lee
Harvey Ceders, NJ 08008

Dear Zola:

Pleas accept my apology for not getting this letter to you sooner. I have been working with a biotechnology firm that is trying to get an IND filed with CEBER, and the Sponsor seems to operate in a continual crisis mode.

Both Tom O'Donnell and I felt very comfortable about working with you following our meeting, and we hope you are interested in serving as a member of CLINICOR(R)'s board of directors. We would like to formally extend this invitation to you to join our board.

Based on our discussions with you and our review of board member compensation packages of other publicly held CRO's, we would like to propose the following:

     Retainer - You will receive an annual consulting retainer of $18,000 to be paid in semi-monthly increments. We understand that in addition to your participation with board matters, you will also be available, on a limited basis, to consult with CLINICOR(R) regarding business development and drug development matters.

     Stock options - You will receive 5,000 stock options, to be issued under the Company's Employee and Consultant Stock Option Plan, for every year you serve on the board.

     Meetings - It is our understanding that you will have the option of attending meetings of the board of directors by telephone when such meetings are held at locations distant from Princeton. It is our intent to hold at least part of the board meetings in New York City and New Jersey in order to facilitate both your and Stu Weisbrod's schedules, and to combine the timing of such meetings with East Coast marketing and promotional trips.

If this does not accurately address the issues we discussed or if you have any suggested modifications to these arrangements, please give Tom or me a call at 800-966-2369. We look forward to having you officially join CLINICOR(R)'s board of directors as soon as possible.

Best regards,

/s/ ROBERT SAMMIS

Robert Sammis
Executive Vice President